Exhibit 9.1

SECOND AMENDMENT TO VOTING TRUST AGREEMENT

THIS SECOND AMENDMENT (Second Amendment) made as of July 18, 2002 amends and supplements the Voting Trust Agreement, dated June 28, 2000 (Agreement), as amended by the First Amendment to such Agreement, made as of January 18, 2001 (First Amendment) by and among the National Association of Securities Dealers, Inc., a Delaware non-stock corporation (NASD), The Nasdaq Stock Market, Inc., a Delaware corporation (Company), and The Bank of New York, a New York banking corporation (BONY).  Unless otherwise provided in this Second Amendment, defined terms shall have the same meanings set forth in the Agreement.

WHEREAS BONY has acted as the Warrant Agent pursuant to the Amended and Restated Warrant Agreement between the NASD and BONY dated as of June 28, 2000 (Warrant Agreement) and as the Voting Trustee pursuant to the Agreement as amended by the First Amendment;

AND WHEREAS BONY has notified the NASD that it intends to resign as Warrant Agent effective 11:59 pm New York time on June 21, 2002 and the Warrant Agreement, the Agreement and the First Amendment concern warrants (Warrants) to purchase 43,225,976 shares of the Company’s common stock, par value $.01 per share (Shares);

AND WHEREAS Mellon Investor Services LLC, a Delaware Limited Liability Company (Mellon) will be appointed by the NASD as the successor Warrant Agent pursuant to the terms of the Warrant Agreement; and

AND WHEREAS NASD, the Company, BONY and Mellon now desire to amend the Agreement, as amended by the First Amendment, to reflect Mellon’s appointment as successor Warrant Agent and to further set forth the duties and responsibilities of Mellon and BONY in order to facilitate the efficient exercise of the Warrants;

NOW, THEREFORE, in consideration of the promises, covenants and the mutual obligations hereinafter set forth, the parties hereby agree as follows:

1.             Definition.  All references to Warrant Agent in the Voting Trust Agreement shall mean Mellon Investor Services LLC, a Delaware Limited Liability Company (“Mellon”).

2.             Successor Warrant Agent.  Section 9 of the Agreement is hereby amended and supplemented by adding the following as the new Section 9(k) of the Agreement:

“BONY hereby acknowledges that Mellon has been appointed the successor Warrant Agent by the NASD and agrees that it will work with Mellon in good faith and will give Mellon and any persons designated by Mellon any assistance reasonably required in order to facilitate the exercise of the Warrants.  BONY hereby agrees that it will deposit the certificates for the Shares held in its nominee’s name Hane & Co. into a book entry account held at Mellon, as the Warrant Agent.  Mellon agrees that it will issue temporary Voting Trust Certificates on behalf of the Voting Trustee as directed by BONY.  Mellon further agrees that it will promptly, but in any event within two (2) business days following any exercise and exchange of a Warrant, provide BONY and NASD with a report that sets forth the number of Shares underlying the Warrants that have been exercised and exchanged.  The format of this report will be mutually agreed upon by the parties to this Second Amendment.  Mellon, in its role as the successor Warrant Agent, will notify BONY and NASD of the names of the holders of Warrants that have been exercised and exchanged and the number of Shares acquired by each such holder pursuant to the exercise and exchange of Warrants.  Mellon will provide this information to BONY and NASD in a report, the frequency and content of which will be mutually agreed upon by the parties to this Second Amendment.  BONY will then calculate the number of Shares underlying the unexercised and unexchanged Warrants and will certify such number to Mellon and NASD in the form of a report, the frequency and content of which will be mutually agreed upon by the parties to this Second Amendment.  The Company and NASD hereby authorize and instruct Mellon, as the transfer services provider for the Shares, to issue the Voting Trust Certificates, representing the Purchased Shares, and to accept instructions with respect to the Shares and the Voting Trust Certificates furnished by BONY in its capacity as Voting Trustee.  NASD and the Company will indemnify and hold harmless Mellon from any loss or expense incurred by Mellon in relying upon any such instruction unless such instruction is obviously erroneous.  The holders of the unexercised and unexchanged Warrants do not have the right to direct BONY as to the voting of the Shares underlying the unexercised and unexchanged Warrants held by such holder until after Nasdaq is granted exchange registration.”

3.             Remaining Terms.  Except as set forth in this Second Amendment and the First Amendment, all of the remaining terms and conditions of the Agreement remain in full force and effect.

4.             Interpretation.  In the event of any conflict between the provisions of this Second Amendment and the provisions of the Agreement or the First Amendment, the provisions of this Second Amendment will prevail.  Section headings are included for convenience only and are not to be used to construe or interpret the Agreement, the First Amendment or this Second Amendment.

5.             Counterparts.  The Agreement, the First Amendment and this Second Amendment may be executed in one or more counterparts, each of which will be deemed an original, and such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers.

National Association of Securities Dealers, Inc. (NASD)		The Nasdaq Stock Market, Inc. (Nasdaq)

Signature:	/s/ Todd Diganci	Signature:

Name:	Todd Diganci	Name:

Title:	EVP & CFO	Title:

The Bank of New York (BONY)		Mellon Investor Services LLC (Mellon)

Signature:		Signature:

Name:		Name:

Title:		Title:

[SEAL]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers.

National Association of Securities Dealers, Inc. (NASD)		The Nasdaq Stock Market, Inc. (Nasdaq)

Signature:		Signature:

Name:		Name:

Title:		Title:

The Bank of New York (BONY)		Mellon Investor Services LLC (Mellon)

Signature:	/s/ Harley Jeanty	Signature:

Name:	HARLEY JEANTY	Name:

Title:	Vice President	Title:

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers.

National Association of Securities Dealers, Inc. (NASD)	The Nasdaq Stock Market, Inc. (Nasdaq)

Signature:	Signature:	/s/ David P. Warren

Name:	Name:	David P. Warren

Title:	Title:	EVP, Chief Financial Officer

The Bank of New York (BONY)	Mellon Investor Services LLC (Mellon)

Signature:	Signature:	/s/ [ILLEGIBLE]

Name:	Name:	[ILLEGIBLE]

Title:	Title:	Vice President